Exhibit 4.12

This document is to be signed by the parties

Amendment No. 10 to the Financing Agreement of March 14, 2013

Made and signed in Tel Aviv on June ___ 2020

by and between:

The parties enumerated in Appendix 1 to the Financing Agreement

in their capacity as Financiers (hereinafter: the “Financiers”).	of the first part;

and:

Bank Hapoalim Ltd.

in its capacity as the Credit Manager and Collateral Trustee

(Hereinafter: “Bank Hapoalim”)	of the second part;

and:

Ceragon Networks Ltd.

Company No. 51-235244-4

of 24 Raoul Wallenberg Street, Tel Aviv 6971920

(The “Borrower”)	of the third part;

(Each of the Financiers, the Credit Manager, the Collateral Trustee and the Borrower: “Party,” and, jointly, the “Parties”).

Whereas
on March 14, 2013, the Borrower entered into a financing agreement with the Financiers, its appendices and attachments included, as amended from time to time (the “Financing Agreement)”, in and pursuant to which, inter alia, the Credit was provided to the Borrower; and

Whereas	the Borrower contacted the Financiers and requested various changes in the Financing Agreement, as stated in this Amendment below; and

Whereas
based on the veracity of the declarations and representations of the Borrower in the Financing Agreement and this Amendment, as stated below, and the performance of all of its obligations as stated in the Financing Agreement as amended by this Amendment, the Financiers granted the Borrower’s request, and all subject to and in accordance with the terms and provisions of the Financing Agreement and this Amendment.

Now, therefore, it is declared, stipulated and agreed between the parties as follows:

1.	General

1.1
The preamble to this Amendment constitutes an integral part hereof. All of the terms that are mentioned in this Amendment above and below will have the meanings ascribed to them in the Financing Agreement, unless expressly stated otherwise.

1.2	For the avoidance of doubt, it is hereby agreed that this Amendment constitutes part of the Credit Documents, as defined in Section 2 of the Financing Agreement.

1.3
In addition to any declaration, representation or undertaking of the Borrower in the Credit Documents (as this term is defined in the Financing Agreement) or in any other agreement or document that was provided or will be provided to the Financiers in connection with the Credit or the Collateral, without derogating from any of the above (except as required by this Amendment), the Borrower declares, certifies and undertakes toward the Financiers and Officers as follows:

1.3.1	That the Borrower complied and continues to comply with all of the provisions of the Financing Agreement, and to the letter.

1.3.2
That all of the Borrower’s representations that are included in the Financing Agreement (excluding those that are stated in Sections 15.1.2, 15.1.3(a), 15.1.5, 15.1.6, 15.1.10, 15.1.11 and 15.1.16) remain unchanged and they are correct and complete as of the date of signing this Amendment.

1.3.3
That: (a) the Borrower has obtained all of the decisions, agreements, authorizations, permits and certificates that are required under its constitutional documents, as required by law and in accordance with the instructions of any authority, in connection with making this Amendment or in connection with the Financing Agreement and its appendices; (b) there is no need to make decisions or provide agreements or for any other certificates; (c) all of the requisite steps and measures have been taken in order to lawfully certify its entering into this Amendment; (d) all of the obligations of the Borrower under, in the framework of or in connection with this Amendment or the Financing Agreement or the other Credit Documents are legal, in force, valid, binding and enforceable against it, according to their terms and conditions;

2.	Postponement of the Final Repayment Date

2.1	As of the date of signing this Amendment, Section 2 of the Financing Agreement will be amended such that the definition of “Final Repayment Date” in it is removed, and replaced by the following:

“Final Repayment Date” – June 30, 2021.

3.	Increased loan amounts and decreased guarantee amounts

3.1	Without derogating from the provisions of Sections 18.8 and 18.9 of the Financing Agreement, as of the date of signing this Amendment:

(a)
the loan amount that was allocated by each of the Financiers will be amended such that the total amount of loans that will be allocated by all of the Financiers together will increase by USD 10 (ten) million (the “Addition”), as follows: (a) the share of HSBC with respect to the loans will remain unchanged; (B) the share of the other Financiers with respect to the loans (the “Other Financiers”) will increase by USD 10 (ten) million. The share of each of the Financiers with respect to the loans will be as stated in Appendix 1 to the Financing Agreement.

(b)
The amount of bank guarantees allocated by each of the Financiers together will decrease by USD 15 (fifteen) million (hereinafter: the “Reduction”), as follows: (a) the share of HSBC with respect to the bank guarantees will remain unchanged; (b) the share of the Other Financiers with respect to the bank guarantees (the “Other Financiers”) will decrease by USD 15 (fifteen) million. The share of each of the Financiers with respect to the bank guarantees will be as stated in Appendix 1 to the Financing Agreement.

3.2
As of the date of signing this Amendment, Appendix 1 to the Financing Agreement will be replaced by Appendix 1 that is attached to this Amendment, in accordance with the amendments in Section 3.1 above.

3.3
As of the date of signing this Amendment, Section 16.28.5 of the Financing Agreement will be amended such that Appendix 16.28.5 to the Financing Agreement is replaced by Appendix 16.28.5 that is attached to this Amendment.

4.	Amendment of the terms of the Insurance Arrangement

4.1
As of the date of signing this Amendment, Section 15.1.17 of the Financing Agreement will be amended such that, in the 13th (thirteenth) line, the words “20 (twenty)” will be removed and replaced by the words “50 (fifty).”

5.	Amendment of the Financing Agreement

5.1	As of the date of signing this Amendment, Section 1.15 of the Financing Agreement will be amended such that the existing section is removed in its entirety, and replaced by the following:

“1.15. The terms “Liquidation”, “Insolvency,” or “Suspension of Proceedings” will interpreted to include: (a) the appointment of a liquidator, special administrator, receiver, trustee or any similar officer and the appointment of any other person by any competent authority (whether in Israel or overseas), with respect to all or part of the property of the Borrower and/or significant subsidiary, or, if an motion is filed for such an appointment, be it temporary or permanent; (b) the filing of a motion for liquidation or a motion for receivership order or a motion for commencement of proceedings or a motion to recognize a foreign proceeding that pertains to insolvency or any other motion of a similar nature; (c) the passing of a resolution to liquidate or the granting of a liquidation order or a receivership order or a commencement of proceedings order (be its content as it may); (d) a motion for or the issuance of an economic rehabilitation order; or (e) a proposal or the certification of an arrangement or a proposed settlement between the Borrower and/or a significant subsidiary and its creditors or shareholders (in whole or in part), or the settlement of the Borrower’s debts and/or those of a significant subsidiary with respect to any of the creditors or shareholders; and (f) all proceedings that are analogous or similar to any of the above in Israel or overseas; any reference in this agreement to a “motion,” “proceeding,” “order,” “appointment” and so on will also include corresponding motions, proceedings, orders or appointments under the relevant foreign law.”

5.2
As of the date of signing this Amendment, the Financing Agreement will be amended such that, at the end of Sections 16.28.1 and 16.28.2 of the Financing Agreement, the following paragraph will be added:

“It is hereby clarified that a precondition for providing the Credit and its continued provision by the Financiers is the provision of the Financiers’ financial statements as stated in this section, and inter alia and as required pursuant to the instructions of the Bank of Israel or any other competent authority, or under applicable law.

5.3	As of the date of signing this Amendment, Section 17.3.5 of the Financing Agreement will be amended such that the Section is removed in its entirety and replaced by the following:

“17.3.5. If the Borrower and/or investee company passes a voluntary liquidation resolution, excluding in the framework of permitted structural changes, and/or if a motion to institute insolvency proceedings of any kind is filed against the Borrower and/or a significant subsidiary, including a motion for liquidation or a motion for bankruptcy, or a motion for commencement of proceedings order or a motion for  receivership order that is not canceled within 21 (twenty-one) days of its filing and/or if a liquidation order or a bankruptcy order or a commencement of proceedings order or a receivership order (be its content as it may) is issued against the Borrower and/or a significant subsidiary; and/or if, a temporary, permanent or other receiver is appointed, or a special administrator or trustee or receiver or any other receiver or administrator or officer is appointed for the Borrower and/or a significant subsidiary in connection with any of the cases that are set forth in this subsection above, by way of temporary or permanent appointment or any other appointment by any competent authority (whether in Israel or overseas); and/or if a motion for suspension of proceedings with respect to the Borrower and/or a significant subsidiary is filed (provided that, if this motion was filed without the Borrower’s consent and/or that of the Borrower’s shareholders and/or the significant subsidiary, as the case may be, is not canceled within 21 (twenty-one) days of its filing) and/or a suspension of proceeding order is issued as stated and/or a financial rehabilitation order and/or if resolutions are passed by the Borrower and/or a significant subsidiary to negotiate with any of the Borrower’s creditors and/or those of a significant subsidiary and/or if negotiations are held for the purpose of reaching an arrangement or a proposed settlement between the Borrower and/or a significant subsidiary and their creditors and/or shareholders (in whole or in part), or between them and any class thereof and/or the settlement of the Borrower’s debt and/or that of a significant subsidiary with respect to any of the creditors or shareholders and/or if an arrangement or proposed settlement is certified and/or if a motion is filed with the court for the appointment of an settlement expert with respect to the Borrower and/or a significant subsidiary, or if such an expert or another officer is appointed in connection with any of the cases that are set forth in this section above, by way of temporary or permanent appointment. This section will be interpreted as referring to all of the proceedings and orders that are stated in it and any to proceeding or order that is analogous or similar to them in Israel or overseas.”

5.4	As of the date of signing this Amendment, Section 17.3.6 of the Financing Agreement will be amended such that the Section is removed in its entirety and replaced by the following:

“17.3.6. If a motion to commence insolvency proceedings of any kind, including a motion for liquidation, motion for bankruptcy or motion for receivership order or motion for commencement of proceedings order is filed against an investee company (that is not a significant subsidiary) that is not canceled within 21 (twenty-one) business days of its filing and/or if a liquidation order or a bankruptcy order or a receivership order or a commencement of proceedings order (be its content as it may) is issued against an investee company (that is not a significant subsidiary) is issued that is not removed or canceled within 21 (twenty-one) business day; and/or a temporary, permanent or other liquidator or special administrator or trustee or receiver or any other receiver and administrator or other officer is appointed for an investee company (that is not a significant subsidiary), in connection with any of the cases that are enumerated in this subsection above, by way of temporary or permanent appointment, as well as any other appointment by any competent authority (whether in Israel or overseas), and the aforementioned appointment is not canceled within 21 (twenty-one) business days; if a motion to suspend proceedings is filed against an investee company (that is not a significant subsidiary); and/or if a motion to suspend proceeding as stated and/or an economic rehabilitation order is issued, provided that, if the motion to suspend proceedings was filed without the consent of the Borrower and/or investee company, as the case may be, it was not canceled within 21 (twenty-one) business days of its filing, and all if any of the aforementioned motions or orders were granted were issued with respect to debts that cumulatively exceed USD 5 (five) million, with respect to all of the investee companies against which such a motion was filed in that calendar year,; if resolutions are passed by an investee company (that is not a significant subsidiary) to negotiate with any of its creditors and/or if negotiations are held for the purpose of reaching a settlement or proposed settlement between an investee company (that is not a significant subsidiary) and its creditors (in whole or in part) or between it and any class thereof and/or if a settlement or proposed settlement is certified as stated and/or if a motion is filed with the court for the appointment of a settlement expert with respect to an investee company (that is not a significant subsidiary), or if such an expert or another officer is appointed in connection with any of the cases that are set forth in this section above, by way of temporary or permanent appointment, and provided that the settlement or proposed settlement refer to debts that cumulatively exceed USD 5 (five) million, with respect to all of the investee companies against which such a motion was filed in that calendar year.”

5.5	As of the date of signing this Amendment, Section 23.6.2 of the Financing Agreement will be amended such that the section is removed in its entirely and replaced by the following sections:

“23.6.2. The settlement of all of the amounts payable to the Financiers in accordance with the provisions of the Credit Documents pursuant to penalty interest, pro rata among the Financiers, and in accordance with the applicable distribution ratio.

26.6.2a. The settlement of all of the amounts payable to the Financiers in accordance with the provisions of the Credit Documents pursuant to interest of any kind (excluding penalty interest, which will be settled in accordance with Section 23.6.2 above), pro rata among the Financiers, and in accordance with the applicable distribution ratio.

6.	Payments

6.1
the Borrower undertakes to pay (a) Bank Hapoalim in its capacity as the Credit Manager, and (b) each Financier through the Credit Manager, a special, one-time and agreed upon amount in connection with the amendment of the Financing Agreement, and all as stated in the Supplementary Letter, which will be signed by the Borrower together with this Amendment.

6.2	Any payment as stated above will be regarded as final and conclusive, and will not be returned to the Borrower for any reason.

7.	Miscellaneous

7.1
Unless otherwise expressly stated in this Amendment, the conditions and obligations set forth in this Amendment do not derogate from or change any other obligation of the Borrower with respect to the Financiers or the validity of any collateral that was provided in favor of the Collateral Trustee for the Financiers, under and pursuant to the Financing Agreement or the other Credit Documents or any other document or agreement that was provided or that will be provided to the Financiers or an officer in connection with the Credit, and they will remain in full binding force, including all of the provisions that pertain to the Financiers’ rights to the Credit’s immediate repayment, and all in accordance with and subject to the provisions and conditions of the Credit Documents.

7.2
This Amendment, unless expressly stated otherwise therein, is in addition to everything that is stated in the Financing Agreement and the Amendments, without derogating from or changing them, and, unless otherwise expressly stated in this Amendment, all of the rights of the Financiers and the Borrower under the Financing Agreement, the Amendments and applicable law are fully reserved.

7.3	A single copy or several separate copies of this Amendment (by any of the parties) can be signed by the parties, which will together constitute a single document.

[The signatures are found on the next page]

In witness whereof the parties have hereunto set their hands:

Signature and Stamp] Ceragon Networks Ltd.	Bank Hapoalim Ltd. (In its capacity as the Credit Manager and Collateral Trustee)
First International Bank of Israel [As Financier]
HSBC Bank PLC [As Financier]
Bank Leumi Ltd. [As Financier]

Certification

I, the undersigned, Adv. [Stamp] Zvi Maayan, EVP, General Counsel, Ceragon Networks Ltd., serving as a legal advisor of Ceragon Networks Ltd. (the “Borrower”), hereby certify that this Amendment was lawfully signed by the Borrower through [Illegible], I.D. No. 55492603 and Ran Vered, I.D. No. 031682743, pursuant to a lawfully passed resolution of the Borrower, and in accordance with the Borrower’s current constitutional documents. I also hereby certify that this agreement was signed through those authorized to obligate the Borrower, whose signature in this agreement is binding on the Borrower for all intents and purposes.

June 25, 2020 Date	Stamp] Zvi Maayan, EVP, General Counsel, Ceragon Networks Ltd. Signature and seal of attorney

Appendix 1 (Appendix 1 to Amendment No. 10 to the Financing Agreement)

List of financiers and list of credit obligations and permissible risk amounts of each Financier

1.	All of the terms in this Appendix will have the meanings ascribed to them in the Financing Agreement.

2.	The list of Financiers is as stated in this Appendix

			Loan Amount Allocated by the Financier	Bank Guarantee Amount Allocated by the Financier	Permissible Risk Amount
1.	Bank Hapoalim Ltd.
Name: Mr. Amnon Kirmayer
Address: Business Department, Business Division, Central Management, Bank Hapoalim Ltd., 23 Menachem Begin Road, Tel Aviv-Jaffa
Tel.: 03-5674817
Fax: 03-7136367
Email: amnon.kirmayr@mailpoalim.co.il
			USD 25,000,000 (twenty-five)	USD 41,000,000 (forty-one million)	USD 5,427,586 (five million, four hundred and twenty-seven, five hundred and eighty-six)
2.	Bank Leumi Ltd.
Name: Mr. Danny Shapira
Address: High-tech Department, Business Division, Bank Leumi, 34 Yehuda HaLevi Street, Tel Aviv-Jaffa 65136
Tel.: 076-885-9184
Fax: 077-8959184
Email: Danny.Shapira@BankLeumi.co.il
			USD 8,200,000 (eight million and two hundred thousand)	USD 16,000,000 (sixteen million)	USD 1,000,000 (one million)
3.	First International Bank of Israel
Name: Ms. Naama Magid
Tel.: 03-5196239
Fax: 03-5196944
Email: magid.n@fibi.co.il
Name: Mr. Hezi Cupryk
Tel.: 03-619599;
Fax: 03-5196944
Email: Cupryk.H@fibi.co.il
Address: Energy, Chemistry and Technology Sector of the Business Division, First International Bank of Israel Ltd., 42 Rothschild Street, Tel Aviv-Jaffa.
			USD 8,000,000 (eight million)	USD 9,000,000 (nine million)	USD 3,982,759 (three million, nine hundred and eighty-two thousand, seven hundred and fifty-nine)
4.	HSBC Bank PLC (Tel Aviv Branch)	Name: Mr. Guy Birger Address: 2 Jabotinsky Street, Ramat Gan, Amot Atrium Building, 30th Floor, 5250501 Tel.: 03-7101244 Fax: 03-7101144 Email: guybirger@hsbc.com	USD 8,800,000 (eight million and eight hundred thousand)	USD 4,000,000 (four million)	USD 400,000 (four hundred thousand)
Total			USD 50,000,000 (fifty million)	USD 70,000,000 (seventy million)	USD 10,810,345 (ten million, eight hundred and ten thousand, three hundred and fourty-five)

This document is to be signed by the parties

Report on usage of loan and bank guarantee amounts with respect to each Financier

1.	All of the terms in this Appendix will have the meanings ascribed to them in the Financing Agreement.

2.	The used amounts set forth in this appendix – Appendix 16.28.5 – below are as of _________ (with respect to calendar quarter No. ____ of the year ____).

	Name of Financier	Loan Amount Allocated by the Financier	Loan Amount Used by the Borrower out of the Total Loan Amount Allocated by the Financier[1]	Bank Guarantee Amount Allocated by the Financier	Amount Used by the Borrower out of the Total Bank Guarantee Amount Allocated by the Financier[2]
1.	Bank Hapoalim Ltd.	USD 25,000,000 (twenty-five)	USD _____________ (_____________)	USD 41,000,000 (forty-one million)	USD _____________ (_____________)
2.	Bank Leumi Ltd.	USD 8,200,000 (eight million and two hundred thousand)	USD _____________ (_____________)	USD 16,000,000 (sixteen million)	USD _____________ (_____________)
3.	First International Bank of Israel	USD 8,000,000 (eight million)	USD _____________ (_____________)	USD 9,000,000 (nine million)	USD _____________ (_____________)
4.	HSBC Bank PLC (Tel Aviv Branch)	USD 8,800,000 (eight million and eight hundred thousand)	USD _____________ (_____________)	USD 4,000,000 (four million)	USD _____________ (_____________)
Total		USD 50,000,000 (fifty million)	USD _____________ (_____________)	USD 70,000,000 (seventy million)	USD _____________ (_____________)

1 The used loan amount also includes credit card amounts that were provided by a Financier (whether or not the credit card amounts were used, in whole or in part).
2 The aforementioned amount includes the unpaid principal of the long-term loan.